EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207687 on Form S-3 of our report dated February 24, 2017, relating to the consolidated financial statements of PacifiCorp and subsidiaries appearing in this Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 24, 2017